Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

STG Group, Inc.

Reston, Virginia

We hereby consent to the incorporation by reference in this Registration Statement of our report dated April 17, 2017, relating to the consolidated financial statements of STG Group, Inc. appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016.

/s/ BDO USA, LLP

McLean, Virginia

August 17, 2017